Exhibit 10.2

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 13(a) HEREOF. THE PRINCIPAL REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

INNOVATE/PROTECT, INC.

AMENDED AND RESTATED SENIOR SECURED NOTE

Original Issuance Date: June 22, 2011	Original Principal Amount: U.S. $3,200,000

Amendment and
Restatement Date: July 19, 2012

FOR VALUE RECEIVED, INNOVATE/PROTECT, INC., a Delaware corporation (the "Company"), hereby promises to pay to HUDSON BAY MASTER FUND LTD. or registered assigns (the "Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Original Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, this "Note") was issued pursuant to the Subscription Agreement on June 22, 2011. Certain capitalized terms used herein are defined in Section 25.

(1)         PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest. The "Maturity Date" shall be June 22, 2013, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

(2)         INTEREST; INTEREST RATE. (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the first calendar day of each Calendar Quarter after the Issuance Date (each, an "Interest Date") with the first Interest Date being July 1, 2011. Interest shall be payable in cash on each Interest Date, to the record holder of this Note on the applicable Interest Date ("Interest"). It is understood and agreed that Interest has been paid through July 1, 2012.

(b)          From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to eighteen percent (18%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)         REGISTRATION; BOOK-ENTRY. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the "Registered Notes"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 13. Notwithstanding anything to the contrary in this Section 3, the Holder may assign any Note or any portion thereof to an Affiliate of such Holder or a related fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a "Related Party Assignment"); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.

(4)         RIGHTS UPON EVENT OF DEFAULT.

(a)          Event of Default. Each of the following events shall constitute an "Event of Default" upon receipt by the Company of a notice thereof by the Holder:

(i)          the Company's failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest, Late Charges or other amounts when and as due under this Note or any other Note Transaction Document (as defined below);

(ii)         any default under, redemption of or acceleration prior to maturity of any Indebtedness of any Note Party or any of its Subsidiaries;

(iii)        any Note Party or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against any Note Party or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of any Note Party or any of its Subsidiaries or (C) orders the liquidation of any Note Party or any of its Subsidiaries;

(v)         a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against any Note Party or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and such Person will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(vi)        any Note Party breaches any material representation, warranty, covenant or other term or condition of any Note Transaction Document;

(vii)       any material breach or material failure in any respect to comply with Section 10 of this Note;

(viii)      any Note Party or any of its Subsidiaries shall fail to perform or comply in any material respect with any covenant or agreement contained in the Security Documents to which it is a party;

(ix)         any material provision of any Security Document (as determined by the Holder) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Note Party or any Subsidiary intended to be a party thereto (except the guaranty obligations of Vringo, Ltd. with respect to the Guaranty to which it is a party), or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Note Party or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Note Party or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(x)          any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected (except as otherwise provided by Section 5(n) of the Security Agreement) and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Holder for the benefit of the holders of the Notes on any Collateral (as defined in the Security Agreement) purported to be covered thereby;

(xi)         any material damage to, or loss, theft or destruction of, a material amount of Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Note Party or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

(b)          Redemption Right. On and after a Default Date, with respect to this Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Default Date, the Holder may require the Company to redeem (an "Event of Default Redemption") all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem; provided, that, an Event of Default Redemption Notice may only be delivered so long as an Event of Default is continuing. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash at a price equal to 125% of the Redemption Amount to be redeemed (the "Event of Default Redemption Price"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Event of Default redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(5)         RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)          Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Note Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Note then outstanding held by such holder, having similar ranking and security to the Note, and satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of this Note.

(b)          Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Change of Control Notice"). At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending twenty (20) Business Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice", and the date thereof, the "Change of Control Redemption Notice Date") to the Company, which Change of Control Redemption Notice shall indicate the Redemption Amount the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to 125% of the Redemption Amount to be redeemed. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 8 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(6)         OPTIONAL REDEMPTION RIGHT. From and after the date upon which (i) the Company and its Subsidiaries has more than $15,000,000 in the aggregate of cash and Cash Equivalents, the Holder may, within 10 days of receipt of the Optional Redemption Notice, require the Company to redeem up to 50% of the outstanding principal amount of this Note, (ii) the Company and its Subsidiaries has more than $20,000,000 in the aggregate of cash and Cash Equivalents, the Holder may, within 10 days of receipt of the Optional Redemption Notice, require the Company to redeem up to 100% of the outstanding principal of this Note, (iii) the Company and its Subsidiaries receives proceeds in excess of $500,000 in the aggregate (for all such transactions after the Amendment and Restatement Date of this Note) from the issuance of any equity or indebtedness of the Company or any of its Subsidiaries (excluding any proceeds received upon the exercise of options or warrants which are outstanding on the day immediately preceding the Amendment and Restatement Date, provided that the terms of such options or warrants are not amended, modified or changed on or after the Amendment and Restatement Date), the Holder may, within 10 days of receipt of the Optional Redemption Notice, require the Company to redeem the outstanding principal under this Note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness (each such occurrence described in clauses (i) through (iii) above, an "Optional Redemption"), in each case by delivering written notice thereof (the "Optional Redemption Notice") to the Company within the time periods set forth above, which Optional Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 6 shall be redeemed by the Company in cash at a price equal to 100% of the Redemption Amount to be redeemed (the "Optional Redemption Price"). Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 6, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.

(7)         NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(8)         REDEMPTIONS. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice (the "Event of Default Redemption Date"). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company's receipt of such notice otherwise (such date, the "Change of Control Redemption Date"). The Company shall deliver the applicable Optional Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Optional Redemption Notice (the "Optional Redemption Date"). In the event of a redemption of less than all of the Redemption Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Redemption Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 13(d)) to the Holder representing such Redemption Amount to be redeemed. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Redemption Amount subject to such notice.

(9)         VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the laws of the State of Delaware, and as expressly provided in this Note.

(10)        COVENANTS.

(a)          Rank.    All payments due under this Note shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

(b)          Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c)          Existence of Liens. So long as this Note is outstanding, the Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens.

(d)          Restricted Payments. The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e)          Restriction on Redemption. Until this Note has been redeemed or otherwise satisfied in accordance with its terms, the Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries) not, directly or indirectly, redeem or repurchase its capital stock without the prior express written consent of the Holder.

(f)          [Intentionally Omitted]

(g)          Intellectual Property. The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to encumber or allow any Liens on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries and the Parent and the Parent's other Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens.

(h)          Preservation of Existence, Etc. The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries to) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(i)          Maintenance of Properties, Etc. The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries to) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(j)          Maintenance of Insurance. The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent's other Subsidiaries to) maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(11)        VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The consent of the Holder shall be required for any change or amendment to this Note.

(12)        TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

(13)        REISSUANCE OF THIS NOTE.

(a)          Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)          Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c)          Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)          Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(14)                    TAXES.

(i)          Any and all payments made by the Corporation hereunder, including any on account of Interest or Late Charges, must be made by it without any a deduction or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) from a payment under this Note (a "Tax Deduction"), unless a Tax Deduction is required by law. If the Corporation is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the Holder promptly.

(ii)         If the Corporation is required to make a Tax Deduction from or in respect to any sum payable hereunder to the Holder, (i) the sum payable shall be increased by the amount by which the sum payable would otherwise have to be increased (the "tax gross up amount") to ensure that after making all required deductions (including deductions applicable to the tax gross-up amount) the Holder would receive an amount equal to the sum it would have received had no such Tax Deductions been made, (ii) the Company shall make such Tax Deductions and (iii) the Company shall pay the full amount withheld or deducted to the applicable governmental authority within the time required. As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iii)        The obligations of the Corporation under this Section 14 shall survive the termination of this Note and the payment of the Note and all other amounts payable hereunder.

(15)        REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Note Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16)        PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

(17)        CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18)        FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19)        DISPUTE RESOLUTION. In the case of a dispute as to the determination of any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed. The Company, at the Company's expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(20)        NOTICES; PAYMENTS.

(a)   Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Innovate/Protect, Inc.
c/o Vringo, Inc.
44 West 28th Street
New York, NY 10001
Telephone:	(212) 571-1244
Facsimile:	(646) 214-7946
E-mail:	aberger@smartsearchlabs.com
Attention:	Chief Operating Officer

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, NY 10017
Telephone:	(212) 935-3000
Facsimile:	(212) 983-3115
E-mail:	KRKoch@mintz.com
Attention:	Kenneth R. Koch, Esq.

If to the Buyer:

Hudson Bay Master Fund Ltd.
c/o Hudson Bay Capital Management LP
777 Third Avenue, 30th Floor
New York, NY 10017
Telephone:	(212) 571-1244
Facsimile:	(646) 214-7946
E-mail:	investments@hudsonbaycapital.com
operations@hudsonbaycapital.com
Attention:	Yoav Roth

With a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.
E-mail:	eleazer.klein@srz.com

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)          Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Note Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twenty four percent (24%) per annum from the Default Date due until the same is paid in full ("Late Charge").

(21)        CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(22)        WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(23)        GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(24)        Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(25)        CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)          "Affiliate" has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(b)          "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)          "Change of Control" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(d)          "Calendar Quarter" means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(e)          "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody's or A 1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

(f)          "Common Stock" means the Company's common stock, par value $0.0001 per share.

(g)          "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(h)          "Default Date" means the date that is four (4) days after the Holder gives notice of the existence of an Event of Default that has occurred and continued for at least eight (8) days.

(i)          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j)          "Fundamental Transaction" means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (B) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(k)          "GAAP" means United States generally accepted accounting principles, consistently applied.

(l)          "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(m)          "Interest Rate" means 0.46% per annum, subject to adjustment as set forth in Section 2.

(n)          "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or on the other Note Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Note Transaction Documents.

(o)          "Note Party" means each of the Company, the Parent and each other Subsidiary of the Parent party to any Note Transaction Document.

(p)          "Note Transaction Documents" means this Note and the Security Documents.

(q)          "Parent" means Vringo, Inc., a Delaware corporation.

(r)          "Permitted Indebtedness" means (i) Indebtedness evidenced by this Note, (ii) unsecured Indebtedness incurred by the Parent or any of its Subsidiaries that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (A) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (B) total interest and fees at a rate in excess of 8% per annum, (iii) Specified Indebtedness and (iv) Indebtedness secured by Permitted Liens described in clauses (ii), (iii), (iv) and (v) of the definition of Permitted Liens.

(s)          "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Parent or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Parent's business, not interfering in any material respect with the business of the Parent and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(v) and (ix) Liens securing Specified Indebtedness as described in such definition.

(t)          "Permitted Senior Indebtedness" means the following Indebtedness (with applicable lien priorities which may be senior or junior, as the case may be and with payment priorities to the extent, but only to the extent, of any proceeds from the collateral which the holders of Permitted Senior Indebtedness have a lien on and which lien is senior to the liens by which this Note is secured): (i) Indebtedness permitted under clause (iii) of the definition of Permitted Indebtedness and (ii) Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness.

(u)          "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(v)         "Public Company Date" means the date the shares of Common Stock of the Company (or its successor by merger, recapitalization, reorganization, or otherwise) are registered under the Exchange Act.

(w)          "Redemption Amount" means the sum of (A) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charged with respect to such Principal and Interest.

(x)          "Redemption Notices" means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices and the Optional Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(y)          "Redemption Prices" means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price and the Optional Redemption Prices, each of the foregoing, individually, a Redemption Price.

(z)          "Security Documents" means (i) that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and among Parent and its Subsidiaries pursuant to which Parent and its Subsidiaries granted security interests in and liens on their assets in favor of the Buyer (as defined therein) to secure their respective obligations under the Note Transaction Documents, (ii) that certain Amended and Restated Guaranty, dated as of the date hereof, by and among Parent and certain of its Subsidiaries pursuant to which Parent and such Subsidiaries guaranteed all of the obligations of the Company under the Note Transaction Documents in favor of the Buyer, and (iii) any ancillary agreements, instruments and other documents relating to the enforcement or protection of the Collateral, including, agreements, instruments and other documents to create or further the attachment, perfection or priority of the liens on and security interests in the Collateral.

(aa)         "Specified Indebtedness" means, on or prior to the date that is 18 months after the first issuance of the Series A Preferred Stock (the “Series A Preferred Stock”) of the Parent to the Holder, Indebtedness, to the extent such Indebtedness (i) is issued or incurred with net proceeds to the Parent or (ii) will have an outstanding principal amount incurred plus accrued interest, as applicable, in an amount, individually or in the aggregate, up to $6,000,000 less the then outstanding principal amount of this Note; provided, that the Parent and its Subsidiaries shall be permitted to incur Indebtedness, provided, that the liens or other encumbrances, if any, on such Indebtedness cover only assets acquired after the initial issuance date of the Series A Preferred Stock, and the holder of such Indebtedness expressly subordinates to the holders of the Series A Preferred Stock with respect to assets owned by the Parent on or prior to such initial issuance date pursuant to a subordination agreement in form and substance reasonably satisfactory to the Required Holders (as defined in the instrument governing the Series A Preferred Stock).

(bb)         "Subscription Agreement" means that certain subscription agreement dated as of June 22, 2011 by and among the Company and the Holder pursuant to which the Company issued to the Holder this Note and certain shares of convertible preferred stock, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(cc)         "Subsidiary" means any entity in which the Parent, directly or indirectly, owns at least a majority of the voting stock or voting securities.

(dd)         "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.

(ee)         "Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(26)        DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note after the Public Company Date, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries. In addition, contemporaneously with the occurrence of either event described in Sections 6(i) or 6(ii), the Company shall publicly disclose the occurrence of such event (whether by press release or otherwise).

(27)        ASSUMPTION; AMENDMENT AND RESTATEMENT. This Note amends and restates in its entirety the Senior Secured Note, dated June 22, 2011, as amended, originally made by the Company (as successor to Labrador Search Corporation) to the order of the Holder (the "Original Note"). This Note shall not in any way constitute (i) an extinguishment of the indebtedness of the Company under the Original Note, (ii) a release or other discharge of the Company from any of its obligations and liabilities under the Original Note or any documents related thereto, or (iii) a novation of the Original Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Amendment and Restatement Date set out above.

INNOVATE/PROTECT, INC.

By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: CEO